United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.           )

Filed by the Company ☒

File by a party other than the Company ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

World Acceptance Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Company)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the file fee is calculated and state how it was determined):

4.	Proposed aggregate offering price:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

June 28, 2012

To the Shareholders of World Acceptance Corporation:

In connection with the Annual Meeting of Shareholders of your Company to be held on August 1, 2012, enclosed is a Notice of the Meeting, a Proxy Statement containing information about the matters to be considered at the Meeting, and a form of proxy relating to those matters.

Also enclosed is the Company’s 2012 Annual Report, which provides information relating to the Company’s activities and operating performance during the most recent fiscal year.

You are cordially invited to attend the Annual Meeting of Shareholders.  Please sign and return the form of proxy so that your shares can be voted in the event that you are unable to attend the Meeting.  A postage-paid return envelope for that purpose is provided for your convenience.  Your proxy will, of course, be returned to you if you are present at the Meeting and elect to vote in person.  It may also be revoked in the manner set forth in the Proxy Statement.  The Board of Directors and Management look forward to seeing you at the Annual Meeting.

Sincerely yours,

A.A. McLean III
Chairman of the Board and Chief Executive Officer

WORLD ACCEPTANCE CORPORATION
108 Frederick Street
Greenville, South Carolina 29607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of World Acceptance Corporation will be held at the Company’s main office at 108 Frederick Street, Greenville, South Carolina, on Wednesday, August 1, 2012, at 11:00 a.m., local time, for the following purposes:

1.	To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified; and

2.
To consider and act upon a proposal to ratify the action of the Audit Committee in selecting KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2013; and

3.	To consider and act upon an advisory resolution to approve the compensation of the named executive officers, as disclosed in the Proxy Statement; and

4.	To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on June 15, 2012 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors of the Company would appreciate your signing and returning the accompanying form of proxy promptly so that, if you are unable to attend, your shares can nevertheless be voted at the Annual Meeting.

YOUR VOTE AND PROMPT RESPONSE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN AND MAIL YOUR PROXY PROMPTLY.

A.A. McLean III
Chairman of the Board and Chief Executive Officer

June 28, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON AUGUST 1, 2012

The Company’s Proxy Statement, form of proxy card and 2012 Annual Report to Shareholders are also available for review on the Internet at http://www.irinfo.com/wrld/WRLD2012.html.

WORLD ACCEPTANCE CORPORATION
108 Frederick Street
Greenville, South Carolina 29607

PROXY STATEMENT

The following statement (this “Proxy Statement”), first mailed on or about June 28, 2012, is furnished in connection with the solicitation by the Board of Directors (the “Board”) of World Acceptance Corporation (the “Company”) of proxies to be used at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held on August 1, 2012, at 11:00 a.m., local time, at the Company’s main office at 108 Frederick Street, Greenville, South Carolina, and at any adjournment or adjournments thereof.

A copy of the Company’s 2012 Annual Report is provided with this Proxy Statement.  These documents are also available for review on the Internet at http://www.irinfo.com/wrld/WRLD2012.html.

The accompanying form of proxy is for use at the Meeting if a shareholder is unable to attend in person or plans to attend but prefers to vote by proxy.  The proxy may be revoked by the shareholder at any time before it is exercised by submitting to the Secretary of the Company written notice of revocation, or a properly executed proxy of a later date, or by attending the Meeting and electing to vote in person.  All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein.  If no specification is made, such proxies will be voted in favor of:

1.	The election to the Board of the seven (7) nominees named in this Proxy Statement; and

2.
The ratification of the Audit Committee’s selection of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2013; and

3.	The approval of the advisory resolution on the Company’s executive compensation as described in this Proxy Statement.

The entire cost of soliciting these proxies will be borne by the Company.  In addition to the solicitation of the proxies by mail, the Company will request banks, brokers, and other record holders to send proxies and proxy materials to the beneficial owners of the Company’s common stock, no par value (the “Common Stock”), and secure the beneficial owners’ voting instructions, if necessary.  The Company will reimburse them for their reasonable expenses in so doing.  If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by other forms of communication.

Pursuant to the provisions of the South Carolina Business Corporation Act, the Board of Directors has fixed June 15, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of record of outstanding shares (the “Shares”) of the Common Stock at the close of business on that date will be entitled to notice of and to vote at the Meeting.

The number of outstanding Shares entitled to vote as of the record date was 13,234,602.  Each Share is entitled to one vote.  In accordance with South Carolina law and the Company’s bylaws, a majority of the outstanding shares entitled to vote, represented in person or by proxy, will constitute a quorum for purposes of the meeting and action on the proposals described in the accompanying Notice of Meeting and this Proxy Statement.  Abstentions and broker non-votes (if any) will be counted for purposes of determining the presence or absence of a quorum.

With regard to the election of directors, votes may either be cast in favor of or withheld, and directors will be elected by a plurality of the votes cast.  Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors.  Selection of the independent registered public accounting firm will be ratified if more votes are cast in favor of such proposal than are cast against it.  The advisory vote on the Company’s executive compensation is not binding on the Company.  However, the resolution regarding the Company’s executive compensation will be deemed approved on an advisory basis if more votes are cast in favor of the proposal than against it.  Accordingly, abstention will have no effect on the outcome of the vote on this proposal.  Broker non-votes (if any), will not be counted as votes cast and will have no effect on the outcome of the vote on any proposals.  Cumulative voting is not permitted under the Company’s articles of incorporation.

On June 15, 2012, the only class of voting securities the Company had issued and outstanding was its Common Stock.  The following table sets forth the names and addresses of, and the numbers and percentages of Shares beneficially owned by, persons known to the Company to beneficially own five percent or more of the outstanding Shares as of June 15, 2012.  Except as noted otherwise, each shareholder listed below possesses sole voting and investment (dispositive) power with respect to the Shares listed opposite the shareholder’s name.

Ownership of Shares by Certain Beneficial Owners
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Thomas W. Smith (2)	2,989,764	22.6%
Scott J. Vassalluzzo
Prescott General Partners LLC
323 Railroad Avenue
Greenwich, Connecticut 06830

Columbia Wanger Asset Management, LLC (3)	2,128,002	16.1
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606

BlackRock, Inc. (4)	1,133,501	8.6
40 East 52nd Street
New York, New York 10022

The Vanguard Group, Inc. (5)	1,258,836	9.5
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

M&G Investment Funds 1(6)	780,000	5.9
Governor’s House
Laurence Pountney Hill
London, England, EC4R 0HH

(1)
Although the amounts of shares beneficially owned and other information in the table is derived from sources described in the footnotes below, the percent of class information is derived by calculating the reported amounts as a percent of the 13,234,602 shares outstanding as of June 15, 2012.

(2)
Based on an amended Schedule 13D/A filed on January 5, 2012.  Prescott General Partners LLC was added as a reporting person and Mr. Steven M. Fischer was removed as a reporting person.  Effective January 1, 2012, each of Messrs. Smith, Vassalluzzo and Fischer assigned their general partnership interest in three private investment limited partnerships (including Prescott Associates L.P.) to Prescott General Partners LLC. Prescott General Partners LLC has shared voting power and shared dispositive power over 2,128,726 shares.  These amounts are included in the table below as shares beneficially owned by Messrs. Vassalluzzo and Smith, as they have shared voting and dispositive power.  Set forth below, is a reconciliation of the number of shares beneficially owned by Messrs. Vassalluzzo and Smith based on information obtained from the amended Schedule 13D/A filed on January 5, 2012 and from Mr. Vassalluzzo, who serves as a director of the Company:

Name	Shared Voting and Dispositive Power	Sole Voting and Dispositive Power	No Voting and Shared Dispositive Power	Total
Scott J. Vassalluzzo	92,150	31,788	36,000	159,938
Thomas W. Smith	191,100	510,000	-	701,100
Prescott General Partners LLC	2,128,726	-	-	2,128,726

(3)	Based on an amended Schedule 13G/A filed February 10, 2012. Columbia Wanger Asset Management, LLC reported sole voting power over 2,021,002 and sole dispositive power over 2,128,002 shares.
(4)	Based on an amended Schedule 13G/A filed February 10, 2012. BlackRock, Inc. reported sole voting power and sole dispositive power over 1,133,501 shares.
(5)
Based on an amended Schedule 13G/A filed February 10, 2012.  The Vanguard Group reported sole voting power over 20,927 shares, sole dispositive power over 1,237,909 shares, and shared dispositive power over 20,927 shares.

(6)	Based on a Schedule 13G filed May 23, 2011. M&G Investment Funds reported shared voting power and shared dispositive power over all 780,000 shares.

PROPOSAL I - ELECTION OF DIRECTORS

The Company’s bylaws provide for seven directors.  The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee (the “Governance Committee”), has nominated the following director candidates for whom individual biographies are presented below.  It is intended that the persons named in the accompanying proxy will vote only for the seven nominees for director named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees.  Each director will be elected to serve until the next annual meeting of shareholders or until a successor is elected and qualified.  Directors will be elected by a plurality of the votes cast.

Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that Shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the Nominating and Corporate Governance Committee.

The Board of Directors held nine meetings during fiscal 2012 and one time thus far in fiscal 2013.  In addition, the Board of Directors took a number of actions by written consent during fiscal 2012.  Each director attended all meetings of the Board of Directors and all meetings of each committee on which he served, except Mr. Way who missed one Compensation Committee meeting.  The Board typically schedules a meeting in conjunction with the Company’s annual meeting of shareholders and expects that all directors will attend this year’s annual meeting absent a schedule conflict or other valid reason.  All of the directors attended the Company’s 2011 Annual Meeting.

Director Qualifications and Experience

Below are the key experience, qualifications, and skills that the Company believes are important to be reflected in the Board’s composition.  The individual directors’ experiences, qualifications and skills (including one or more of the key attributes described below) that the Board considered in their re-nomination are included in their individual biographies.

•
Leadership experience.  Directors with experience in significant leadership positions over an extended period, especially CEO or other C-level positions, provide the Company with special insights.  These people generally possess strong leadership qualities and the ability to identify and develop those qualities in others.  They also demonstrate practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•
Finance experience.  An understanding of finance and financial reporting processes is important.  The Company measures its operating and strategic performances primarily by reference to financial targets.  In addition, accurate financial reporting and robust auditing are critical to the Company’s success.  The Nominating and Corporate Governance Committee seeks to have a number of directors who qualify as audit committee financial experts, as well as to the entire Board composed of financially literate directors.

•	Risk management oversight experience. The Nominating Committee believes risk management oversight is critical to the Board’s role in overseeing the risks facing the Company.
•
Corporate governance experience.  The Nominating Committee believes directors with corporate governance experience support the goals of a strong Board and management accountability, transparency and promotion of shareholders interests.

•	Legal experience. The Nominating Committee believes legal experience is valuable to the Board’s oversight of the Company’s legal and regulatory compliance.
•
General business experience.  The Nominating Committee believes general business experience, as well as practical experience, is valuable to an understanding of the Company’s business goals and strategies and helps to ensure the well-roundedness of the Board.

Each Director nominee served on the Board of Directors during the Company’s last fiscal year.  Below is a list of nominees for election to the Board of Directors.  Each nominee’s name, age, current principal occupation (which has continued for at least five years unless otherwise indicated) and the name and principal business of the organization in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company, and directorships held in other public companies and other organizations within the past five years are set forth below.  None of the following nominees or current directors is related (as first cousin or closer) by blood, marriage, or adoption to any other nominee, director, or person who may be deemed to be an executive officer of the Company.

The Board unanimously recommends a vote FOR the election of these nominees for Director.

A. Alexander McLean, III (61), Chairman of the Board of Directors and Chief Executive Officer, World Acceptance, Director since June 1989.
Mr. McLean has served as Chairman of the Board since August 2007 and as Chief Executive Officer since March 2006, as executive vice president from August 1996 to March 2006, as senior vice president from 1992 to August 1996, as vice president from 1989 to 1992, and as chief financial officer from June 1989 to March 2006.
Education –	Bachelor of Science – Economics, Davidson College
Masters in Accounting, University of South Carolina

Director Qualifications
•	Leadership experience – current Chief Executive Officer of World Acceptance Corporation
•
Finance experience – former chief financial officer of World Acceptance Corporation, former chief financial officer of a community federal savings bank, and former controller of a community federal savings bank

Directorships within past five years
•	Independence National Bank, since May 2008
•	Board of Trustees, United Way of Greenville County, since February 2009
•	YMCA Endowment, since February 2006
•	Cancer Society of Greenville County, since January 2009
•	American Financial Service Association, since March 2006 (Chairman Oct. 2009 – Oct. 2010)
•	National Installment Lenders Association, since December 2008
•	AFSA Education Foundation, since March 2010

James R. Gilreath (70), Attorney, The Gilreath Law Firm, P.A., Director since April 1989.
Mr. Gilreath has practiced law in Greenville, South Carolina since 1968.
Education –	Bachelor of Science – Accounting, University of South Carolina
Juris Doctor in Law, University of South Carolina
Masters of Law in Taxation, New York University School of Law
Director Qualifications
•
Legal experience – practicing attorney in Greenville, South Carolina for over 42 years.  During this time has been involved in numerous complex business cases regarding matters facing a diverse range of companies.

Directorships within past five years
•	None

William S. Hummers, III (66), Retired, Director since April 1989.
Mr. Hummers served as Vice Chairman and Executive Vice President of The South Financial Group, Inc., formerly Carolina First Corporation, from 1988 until December 2006.  Mr. Hummers served as a director of The South Financial Group, Inc. from January 1990 to September 2010.
Education –	Bachelor of Science – Business, University of South Carolina
Director Qualifications
•	Leadership experience – former chief financial officer for The South Financial Group, Inc. and Southern Bank
•	Finance experience – former chief financial officer of a publicly traded financial institution, The South Financial Group, Inc.
•
Risk management experience – former risk manager for The South Financial Group, Inc. from 2003 to 2006.  From 2007 until 2010, he was also a member of the Risk Committee of The South Financial Group, Inc.

Directorships within past five years
•	The South Financial Group, Inc., from 1990 to 2010
•	Goodwill, since 1992 (Chairman from 2000 to 2006)
•	The Children’s Museum of the Upstate, since January 2010
•	Carolina First Foundation, since 2001

Charles D. Way (59), Private Investor, Director since September 1991.
From 1989 until 2006, Mr. Way served as chief executive officer of Ryan’s Restaurant Group, Inc., a publicly traded company.  From 1988 to 2004, Mr. Way served as president of Ryan’s Family Steak House, Inc.

Education –	Bachelor of Science – Accounting, Clemson University
Director Qualifications
•	Leadership experience – former president and chief executive officer of Ryan’s Restaurant Group, Inc.
•	Finance experience – former vice president and chief financial officer - finance of Ryan’s Restaurant Group, Inc.
Directorships within past five years
•	Ryan’s Restaurant Group, Inc. from 1981 to 2006 (Chairman from 1992 to 2006)

Ken R. Bramlett, Jr. (52), Private Investor, Director since October 1993.
Mr. Bramlett served as senior vice president and general counsel for COMSYS IT Partners, Inc. a public information technology services company from January 1, 2006 until it was sold in April 2010.  From 2005 to 2006, Mr. Bramlett was a partner with Kennedy Covington Lobdell & Hickman, LLP, a Charlotte, North Carolina law firm.  From 1996 to 2004, Mr. Bramlett served as senior vice president and general counsel of Venturi Partners, Inc., (formerly known as Personnel Group of America, Inc.), an information technology and personnel staffing services company.  Mr. Bramlett also served as chief financial officer of Venturi from October 1999 to January 2001, and as a director of that company from August 1997 to January 2001.  Prior to October 1996, Mr. Bramlett was an attorney with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina law firm, for 12 years.
Education –	Bachelor of Arts – Philosophy, Wake Forest University
Juris Doctor in Law, University of North Carolina – Chapel Hill
Director Qualifications
•
Leadership experience – served in various executive management positions for public companies in the staffing services and information technology consulting industries, including chief financial officer, chief corporate development officer, general counsel, chief human resources officer and chief investor relations officer

•	Finance experience – two stints as chief financial officer for Venturi Partners, first in late 1996 and early 1997 and again in late 1999 and 2000
•
Legal experience – diverse legal experience both in private practice and as in-house counsel, including general corporate, securities and corporate finance, mergers and acquisitions and litigation management

•	Risk management experience – former risk manager for Venturi Partners and COMSYS IT Partners
•
Corporate governance experience – experienced in working with public company boards as an officer and serving as a public company board member with both the Company and Raptor Networks Technology, Inc.; also has extensive executive compensation experience

Directorships held in the past five years
Current –
•	Charlotte Wine & Food Weekend, Inc. (Chairman in 2005 and 2006)
•	Activate, LLC (fkaBluegrass ltd) (July 2011 to present), a Charlotte, North Carolina promotional marketing firm
•	Carmel Country Club, Inc., a Charlotte, North Carolina country club (2011 to present)

Former –
•	Raptor Networks Technology, Inc. (2005 – March 2011) – Chairman of Compensation Committee and Governance Committee

Scott J. Vassalluzzo (40); Managing General Partner, Prescott Associates L.P., Director since August 2011.

Mr. Vassalluzzo is a managing Member of Prescott General Partners LLC (“PGP”), an investment adviser registered with the U.S. Securities and Exchange Commission.  PGP serves as the general partner of three private investment limited partnerships, including Prescott Associates L.P. (together, the “Prescott Parnterships”).  Mr. Vassalluzzo joined the Prescott Partnerships in 2000, and transitioned to Managing Member of PGP following Prescott’s reorganization in January 2012.  Prior to 1998, Mr. Vassalluzzo worked in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers LLP).  The Prescott Partnerships have been shareholders of the Company for 18 years.
Education –	Bachelor of Science – Accounting, The Pennsylvania State University
MBA, Columbia University

Director Qualifications
•	Leadership experience – Managing General Partner of The Prescott Partnerships since 2007
•	Finance experience – worked in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers LLP). Certified public accountant, originally licensed in Pennsylvania
•	Risk Management – serves on the board of Credit Acceptance Corp. He is an investor that analyzes public companies on a regular basis
•	Corporate governance experience – serves on the board of Credit Acceptance Corp. He is an investor that analyzes public companies on a regular basis
Directorships within past five years
•	Credit Acceptance Corporation since March 2007 – Chairman of Compensation Committee

Darrell E. Whitaker (54), President and Chief Operating Officer of IMI Resort Holdings, Inc., Director since May 2008.
Before joining IMI Resort Holdings, Inc. in January of 2004, Mr. Whitaker served as the Chief Operating Officer and Vice President of Finance and Corporate Secretary of The Cliffs Communities, Inc., a developer of high end resort communities.  He joined the Cliffs Communities, Inc. in July 1998 as Chief Financial Officer, a position he held until becoming Chief Operating Officer in August 2001.  In addition, he has held executive management positions with other publicly traded companies, such as Ryan’s Family Steak House, Inc., Baby Superstores, Inc., and Food Lion, Inc.  Mr. Whitaker is also a CPA licensed in the State of South Carolina.
Education –	Bachelor of Science – Business Administration, University of South Carolina
Director Qualifications
•	Leadership experience – currently President and Chief Operating Officer of IMI Resort Holdings, Inc.
•
Finance experience – former chief financial officer and vice president of finance for The Cliffs Communities, Inc.  Mr. Whitaker also served as director of internal audit for Ryan’s Family Steak House from 1987 to 1995 and director of internal audit for Baby Superstores, Inc. from 1995 to 1997

Directorships held in the past five years
•	None

Board Leadership

The Board of Directors is committed to the highest standards of corporate governance.  The Board of Directors has determined that it is in the best interest of the Company and its shareholders for both the positions of Chairman and Chief Executive Officer to be held by A. Alexander McLean, III at this time.  If circumstances change in the future, the Board may determine that these positions should be separate.  The Company’s corporate governance policy allows the Board to evaluate regularly whether the Company is best served at any particular time by having the Chief Executive Officer or another director hold the position of Chairman.  The Board of Directors believes that Mr. McLean is best situated to serve as the Chairman because his extensive experience with and knowledge of the Company and industry, gained through more than 20 years of service with the Company (including in his roles as Chief Financial Officer and most recently as the Chief Executive Officer), best position and enable him to lead the Board in setting the strategic focus and objectives of the Company and identifying and overseeing the primary risks and challenges to achieving the Company’s objectives.  In addition, he has presided over the Company during several years of strong growth and profitability.  The Board also believes that the role of its lead independent director, currently filled by Mr. Bramlett, who presides over executive sessions of the Company’s independent directors, provides effective leadership and guidance to the Company’s independent directors in exercising appropriate oversight and accountability of management.

Board Risk Oversight

The Board of Directors is responsible for overseeing the Company’s risk profile and management’s processes for assessing and managing risk.  The Board oversees risks both as a full Board and through its committees.  Certain important categories of risk are assigned to designated Board committees (which are comprised solely of independent directors), which report back to the full Board.  In general,

•
the full Board oversees risks involving the capital structure of the enterprise, including borrowing, liquidity, allocation of capital and major capital transactions and expenditures, and the strength of the finance function; and

•
the Audit Committee oversees risks related to financial controls and internal audit, legal, regulatory and compliance risks, and the overall risk management governance structure and risk management function; and

•	the Compensation Committee oversees the compensation programs so that they do not incentivize excessive risk-taking.

In performing their oversight responsibilities, the Board and its committees review policies and guidelines that senior management use to manage the Company’s exposure to material categories of risk.  In addition, the Board and its committees review the performance and functioning of the Company’s overall risk function and senior management’s establishment of appropriate systems for managing legislative and regulatory risk, credit/counterparty risk, market risk, interest rate and asset/liability matching risk, insurance risk, liquidity risk, operational risk and reputational risk.

During fiscal 2012, the full Board received communications on the most important strategic issues and risks facing the Company.  In addition, the Board and its committees receive regular reports from the Company’s Chief Executive Officer or other senior managers regarding compliance with applicable risk-related policies, procedures and limits.  The Board believes that this leadership structure appropriately supports the risk oversight function.  As indicated above, certain important categories of risk are assigned to committees that review, evaluate and receive management reports on risk.

The Compensation Committee monitors the risks associated with the Company’s executive compensation program, as well as the components of the program and individual compensation decisions, on an ongoing basis.  As part of its assessment, the Compensation Committee discusses the following:

•	whether the current compensation program is achieving the short-term and long-term objectives that the Compensation Committee intended to achieve;
•	whether there were unintended consequences of the current compensation program;
•	whether the components of the compensation program encourage or mitigate excessive risk-taking;
•	whether the Company’s general risk management controls serve to preclude decision-makers from taking excessive risk in order to achieve incentives; and
•	whether the balance between short-term and long-term incentives is appropriate to retain highly qualified individuals.

Director Independence

The Board of Directors has determined that a majority of its current members, specifically, Mr. James R. Gilreath, Mr. William S. Hummers, III, Mr. Charles D. Way, Mr. Ken R. Bramlett, Jr., Mr. Vassalluzzo and Mr. Darrell E. Whitaker, are independent within the meaning of the independence requirements of NASDAQ.  Mr. A. Alexander McLean III, Chairman and Chief Executive Officer, does not meet the independence requirements of NASDAQ.

Executive Sessions of Independent Directors

Independent Directors meet without management present at regularly scheduled executive sessions.  These sessions are held after each regularly scheduled board of directors meeting and are presided over by a lead independent director elected by the independent directors.  Mr. Bramlett has been elected as the lead independent director and has served in this role since fiscal 2010.

Compensation and Stock Option Committee

The Board also maintains a Compensation and Stock Option Committee on which Messrs. Bramlett (Chairman), Hummers, Vassalluzzo and Way serve.  This Committee establishes and reviews the compensation criteria and policies of the Company, reviews the performance of selected officers of the Company and recommends appropriate compensation levels to the Board of Directors.  Additionally, this Committee administers the Company’s 2002, 2005, 2008 and 2011 Stock Option Plans.  The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Compensation and Stock Option Committee is an independent director.  The Compensation and Stock Option Committee met three times during the most recent fiscal year and one time thus far in fiscal 2013 prior to the filing of this Proxy Statement.  Additional information regarding the Compensation and Stock Option Committee is set forth below under “Executive Compensation – Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Board also maintains a Nominating and Corporate Governance Committee on which Messrs. Gilreath (Chairman), Hummers, Whitaker and Vassalluzzo serve.  This Committee makes recommendations to the Board regarding composition and organization of the Board, nominations for director and senior executive candidates, and membership of Board Committees and reviews issues with respect to the structure of Board meetings.  This Committee meets at the discretion of the Board or at the call of any two directors.  The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Nominating and Corporate Governance Committee is an independent director.  This Committee met once in fiscal 2012 and once thus far in fiscal 2013 prior to the filing of this Proxy Statement.  For additional information regarding the Nominating and Corporate Governance Committee, see “Corporate Governance Matters – Director Nominations.”

Audit Committee

The Board of Directors maintains an Audit Committee on which Messrs. Way (Chairman), Bramlett, and Whitaker serve.  The Audit Committee reviews the results and scope of each audit, the service provided by the Company’s independent registered public accounting firm and all related-party transactions.  The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Audit Committee is an independent director.  In addition, the Board has determined that each member of the Audit Committee meets the heightened standards of independence for audit committee members under the Securities Exchange Act of 1934.  The Audit Committee met four times during fiscal 2012 and once thus far in fiscal 2013 prior to the filing of this Proxy Statement.  This included quarterly conference call meetings with management and the Company’s independent auditors to review interim financial information prior to its public release.  Additional information regarding the Audit Committee is set forth below under “Proposal II – Ratification of Appointment of Independent Registered Public Accountants.”

The Company’s Audit Committee, consistent with its established practice, reviews and considers any “related person” transactions, within the meaning of Item 404(a) of Regulation S-K under the Securities Act of 1933, as well as any matters regarding the Company’s outside directors, that the Committee believes may present a conflict of interest or potentially impair the independence of one or more of the Company’s outside directors.  The Committee typically conducts this review in conjunction with the preparation of materials for the Company’s annual meeting of shareholders, or on any such other occasion when such transactions are brought to the attention of the Committee, and applies its own judgment, in conjunction with Securities and Exchange Commission (“SEC”) disclosure and NASDAQ independence rules, in assessing such transactions and determining the impact of such transactions on the independence of an outside director.

Audit Committee Financial Experts

The Board of Directors has determined that each current member of the Audit Committee, Mr. Way, Mr. Bramlett and Mr. Whitaker, is an “audit committee financial expert” as defined in Item 407 (d)(5) of Regulation S-K.  Each of these three directors is also “independent” as that term is defined in accordance with the independence requirements of NASDAQ.

OWNERSHIP OF COMMON STOCK OF MANAGEMENT

The following table sets forth the sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of Shares as of June 15, 2012, for each director, nominee, or executive officer identified in the Summary Compensation Table and all directors and executive officers as a group.

	Shares Beneficially Owned
Name of Individual or Number in Group	Amount (1)		Percent of Class

Scott J. Vassalluzzo	2,989,764	(2)	22.6%
A. Alexander McLean, III	150,202	(3)	1.1%
Mark C. Roland	52,947		*
Kelly M. Malson	39,027		*
Ken R. Bramlett, Jr.	39,800		*
James R. Gilreath	38,500	(4)	*
Charles D. Way	26,000	(5)	*
James Daniel Walters	17,600	(6)	*
Francisco J. Sauza	11,707		*
William S. Hummers, III	11,280		*
Darrell E. Whitaker	3,250		*
Directors and all executive officers as a group (13 persons)	3,390,677		25.4%

*Less than 1%.
(1)
Includes the following Shares subject to options exercisable within 60 days of June 15, 2012: Mr. McLean – 40,000; Mr. Gilreath – 22,500; Mr. Bramlett – 18,000; Mr. Roland – 7,500; Mr. Way – 16,500; Ms. Malson – 4,000; Mr. Walters – 11,800; Mr. Sauza – 4,000; directors and executive officers as a group – 127,300.

(2)
Mr. Vassalluzzo is a Managing Member of Prescott General Partners LLC (“PGP”).  See “Ownership of Shares by Certain Beneficial Owners” for additional information regarding shares beneficially owned by PGP, Mr. Vassalluzzo and Mr. Smith.

(3)	Includes 51,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean. Also includes 38,425 Shares which are pledged as security.
(4)	Includes 10,000 Shares in a limited partnership in which Mr. Gilreath is a partner.
(5)	Includes 9,500 Shares which are held in a revocable trust.
(6)	Includes 900 Shares held by Mr. Walters’ spouse. Mr. Walters disclaims beneficial ownership of these Shares.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Policy and Committee Charters

In furtherance of its goal of providing effective governance of the Company’s business and affairs for the benefit of shareholders, the Board of Directors of the Company has adopted a corporate governance policy.  Copies of the governance policy and the committee charters for the Company’s Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee are available on the Company’s website, at www.worldacceptance.com, as well as by mail to any shareholder who requests a copy by writing to the Company’s Corporate Secretary at P.O. Box 6429, Greenville, SC 29606.

Shareholder Communications with Directors

Any shareholder who wishes to communicate with the Board of Directors, or one or more individual directors, may do so by writing to this address:

World Acceptance Corporation
Board Administration
c/o Corporate Secretary
P. O. Box 6429
Greenville, South Carolina 29606

Your letter should indicate that you are a shareholder.  Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to address the communication directly, for example, where it is a request for information about the Company or a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of the Board, a member of management will present a summary of all communications received since the last meeting that were not forwarded.  Those communications are available to the directors on request.

Director Nominations

The Board of Directors is responsible for nominating members of the Board and for filling vacancies on the Board that may exist between annual meetings of shareholders, except to the extent that the Company’s bylaws or applicable South Carolina law require otherwise.  The Board of Directors has delegated the screening process for director nominees to the Nominating and Corporate Governance Committee (the “Governance Committee”).  The Governance Committee consists of four “independent” directors, as determined by the Board in accordance with applicable NASDAQ standards.

The Company’s corporate governance policy outlines certain general criteria for Board membership.  These criteria reflect the Board’s belief that all directors should have the highest personal and professional integrity and, as a general rule, should be persons who have demonstrated exceptional ability, diligence and judgment.  In addition, the policy requires that at least a majority of the Board consist of independent directors.  The Governance Committee, in fulfilling its responsibility to the Board, has determined that, in addition to having expertise that may be useful to the Company, directors, as a group, should meet the following specific criteria: leadership experience, finance experience, risk management experience, corporate governance experience, legal experience and general business experience.  Directors should also be willing and able to devote the required amount of time to Company business.

The Governance Committee’s process for recommending nominees begins with a preliminary assessment of each candidate based on the individual’s resume and biographical information, willingness to serve and other background information.  This information is evaluated against the criteria stated above and the specific needs of the Company at that time.  After these preliminary assessments, the candidates who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews to continue the evaluative process.  Incumbent directors, however, generally are not required to interview again.  On the basis of the information learned during this process, the Governance Committee determines which nominees to recommend to the Board for nomination.

When seeking new director candidates, the Governance Committee may solicit suggestions from incumbent directors, management or others.  Consistent with the Company’s corporate governance policy, the Governance Committee will also consider nominating candidates recommended by shareholders on a case-by-case basis.  In order for shareholders to nominate a director candidate for inclusion in the Company’s proxy statement and proxy appointment form for consideration at the annual meeting, such nominations must be made in writing and received by the Company at its executive offices not later than, in the case of nominees to be considered for election at the 2013 Annual Meeting of Shareholders, February 28, 2013 (which is the business day closest to, but not less than, 120 days prior to the anniversary of this Proxy Statement).  Any nomination should be sent to the attention of the Company Secretary and must include, concerning the director nominee, the following information:  full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years.  The nomination must also include the nominee’s home and business addresses and telephone numbers and include a signed representation by the nominee to timely provide all information requested by the Company as part of its disclosure in regard to the solicitation of proxies for the election of directors.  The name of each such candidate for director must be placed in nomination at the Annual Meeting by a shareholder present in person.  The nominee must also be present in person at the meeting.

When considering candidates for director, the Governance Committee takes into account a number of factors in addition to those factors discussed above that the Company considers important qualifications for Board service.  These other factors include whether the candidate is independent from management and the Company, whether the candidate has relevant business experience, the composition of the existing Board, and the candidate’s existing commitments to other businesses.  Although the Governance Committee does not have a formal policy regarding Board diversity, the Governance Committee takes into account matters of diversity (with emphasis on diversity in professional experience and industry background) in considering candidates for the Board.

The Company’s Governance Committee does not currently use the services of any third party search firm to assist in identifying or evaluating board candidates.  However, the Committee may engage a third party to provide these services in the future, as it deems appropriate at the time.

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all directors, employees and officers of the Company (including the Company’s Chief Executive Officer (principal executive officer) and Senior Vice President and Chief Financial Officer (principal financial and accounting officer)).  The Code of Ethics has been incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended March 31, 2012.  A copy of the Code of Ethics is also available on the Company’s website at www.worldacceptance.com, and to any shareholder who requests a copy by writing to the Company’s Corporate Secretary at P.O. Box 6429, Greenville, South Carolina 29606.

Executive Officer Changes

There were no changes to the Company’s executive officers during fiscal 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Executive officers, directors, and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company’s executive officers, directors, and greater-than-10-percent beneficial owners have complied with such reporting requirements during the fiscal year ended March 31, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company provides its shareholders with the opportunity to case an annual advisory vote on executive compensation (a “say-on-pay proposal”).  Shareholders holding over 90% of the Shares represented at our 2011 Annual Meeting of Shareholders voted in favor of this say-on-pay proposal to approve the compensation of our Named Executive Officers as disclosed in last year’s proxy statement.  The Compensation Committee believes this vote affirms that  majority of our shareholders support the Company’s approach to executive compensation, and accordingly Compensation Committee did not make substantial changes to its approach in fiscal 2012.

Fiscal 2012 Performance Overview

The Board and the Compensation Committee believe the compensation paid or awarded to the Named Executive Officers for fiscal 2012 was reasonable and appropriate.  In fiscal 2012:

•	the Company achieved record earnings per diluted share of $6.59, an increase of 17.1% over fiscal 2011;

•	gross loans outstanding increased by 11.2% over the prior fiscal year;

•	total G&A expenses as a percentage of revenues remained consistent at 48.3% in fiscal 2012 and 2011; and

•	net charge-offs as a percent of average net loans declined to 14.0% from 14.3% in fiscal 2011.

•
as a result of this performance, the Company exceeded the maximum level of performance on one of its four key corporate-level performance measures and achieved the target level of performance on two such measure, resulting in bonus payments under the executive incentive plan that averaged 71% of base salary for all NEOs; and

•	the Compensation Committee awarded future compensation opportunities that are substantially dependent on future performance.

For these reasons, in addition to those discussed below in this “Executive Compensation” section, the Compensation Committee and Board of Directors believe that the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement is fair and reasonable, and unanimously recommends that the Company’s shareholders vote in favor of Proposal III, as described below in more detail, to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers.

Process Overview

The Compensation and Stock Option Committee (sometimes referred to below as the Compensation Committee) is appointed by the Board to discharge the Board’s responsibilities relating (1) to compensation of the Company’s directors and officers and (2) to the granting of stock options and restricted stock under the Company’s stock option plans or other equity compensation plans.  The Compensation Committee has overall responsibility for approving and evaluating the director and officer compensation plans, compensation policies and programs of the Company and for formulating, revising and administering the Company’s stock option plans or other equity compensation plans.

During fiscal 2012, the Compensation Committee reviewed and approved the annual compensation for the five executive officers of the Company identified below in the Summary Compensation Table, who are also sometimes referred to in this Proxy Statement as the Company’s Named Executive Officers, or “NEOs”: Chief Executive Officer (“CEO”); Senior Vice President and Chief Financial Officer (“CFO”); President and Chief Operating Officer (“COO”); Senior Vice President – Southern Division; and Senior Vice President – Mexico.  In addition, the Compensation Committee reviewed and approved the annual compensation for the two executive officers who are not NEOs, the non-executive officers who report directly to the CEO, and the Vice President of Internal Audit.  All grants of stock options and restricted stock were approved by the Compensation Committee.

Role of Executives in Establishing Compensation

The Company’s CEO plays a role in the assessment and recommendation of compensation award decisions for his direct reports, including the assessment and recommendation of compensation for the Company’s CFO and COO.  He provides information to the Compensation Committee regarding compensation matters and, in such instances, helps set the agenda for compensation discussions.

The Company’s CEO is typically invited to attend general sessions of the Compensation Committee, and, depending upon the topic to be discussed, may be invited to attend executive sessions of the Compensation Committee.  The Compensation Committee believes that the CEO’s insight into particular compensation matters is an important factor when discussing and making such decisions regarding such matters.  The Committee typically asks the CEO for his recommendations on compensation matters, for all of the Company’s executive officers and typically makes annual changes effective on June 1 of each year.  The CEO typically is not present during Compensation Committee discussions concerning his own compensation, and historically has not played a role in recommendations regarding his own compensation; however during fiscal years 2011 and 2012 he recommended that he receive no base salary increase.  The CEO does not play a role in recommendations regarding the compensation of the Company’s directors.  Other members of management attend meetings and executive sessions upon invitation by the Compensation Committee if and when the Compensation Committee believes their advice and input regarding specific matters before the Compensation Committee would be useful and appropriate.

Compensation Committee Activity

The Compensation Committee meets as often as it determines necessary to carry out its duties and responsibilities.  This includes regularly scheduled meetings and, if necessary, special meetings.  The regular meeting schedule is established in consultation with management.  The Compensation Committee members review and approve the minutes of each meeting.  Any special meetings of the Compensation Committee are initiated by the Committee Chairman or at management’s request.  Generally, the agenda for each meeting includes regular administrative items to be considered by the Compensation Committee and any specific topics the Chairman or any other Compensation Committee member may want to discuss.  The Compensation Committee from time to time seeks input from the CEO in setting the agenda.  Members of management provide information to the Compensation Committee that management believes will be helpful to the Compensation Committee in discussing agenda topics.  Management also provides materials that the Compensation Committee specifically requests.

The Compensation Committee met three times in fiscal 2012 and once in fiscal 2013 prior to the filing of this Proxy Statement.  The authority and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee’s charter, which is available on the Company’s website, at www.worldacceptance.com.

Objectives of the Compensation Program

The primary objectives of the Company’s compensation program, including the executive compensation program, are (i) to attract and retain highly capable and well-qualified executives and other employees, (ii) to focus executives to achieve short and long-term performance objectives that contribute to the Company’s success and (iii) to focus executives’ efforts on increasing shareholder value.  A further objective of the compensation program is to provide short- and long-term incentives and rewards to executives and other employees for their contribution to the Company.  In addition, the Company strives to promote an ownership mentality among executives, other employees and the Board of Directors and to structure compensation programs and make compensation decisions that are based on performance.

What the Company’s Compensation Program is Designed to Reward

The Company’s compensation program is designed to create a collegial atmosphere that encourages executives to cooperate toward the achievement of short-term and long-term goals that benefit the Company and shareholders as a whole, while at the same time rewarding each executive’s and other employee’s individual contribution to the Company.  The Compensation Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of an annual cash bonus (the “Executive Incentive Plan”), and long-term incentive compensation in the form of an equity grant (the “Long-term Incentive Plan”).

The Compensation Committee believes that a meaningful portion of the NEOs’ total compensation should be in the form of a long-term incentive and uses equity grants under the Long-term Incentive Plan for this purpose.  The Compensation Committee also believes that these equity grants serve the useful purposes of fostering an ownership mentality in executives and fairly linking the value of a significant component of executive compensation to the value created for the Company’s shareholders.  The same key components and compensation philosophy, at differing amounts, are applied to other selected key employees at differing levels within the Company.

The Compensation Committee believes it is appropriate that an executive officer’s overall targeted compensation package be at or around the median of the market for a comparable position.  This results in the package remaining competitive enough to attract and retain top talent while not over-rewarding average performance.  Compensation opportunities for exceptional business performance are higher, as the Company is willing to pay above the industry median to motivate, reward and retain performers who significantly exceed the Company and individual goals.

Stock price performance is typically not a significant factor in determining annual compensation because the price of the Company’s stock is subject to a variety of factors outside of management’s control, such as historically low float and trading volumes.

Stock Ownership/Retention Guidelines

Currently, the Company does not maintain stock ownership guidelines and does not have a stock retention policy applicable to its executive officers, and is not considering any such guidelines or policy at this time.

Clawback Policies

The Company presently has no formal policies and/or provisions with respect to the adjustment or recovery of awards or payments if the relative performance measures upon which they are based are restated or otherwise adjusted in a manner that would have reduced the size of an award or payment.  However, the Compensation Committee has discussed the advisability of the implementation of such policies in light of evolving legislative developments and governance practices.  Section 304 of the Sarbanes-Oxley Act of 2002 already mandates the recovery of certain compensation from the Company’s Chief Executive Officer and Chief Financial Officer in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.  In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the SEC to implement, through rulemaking that has not yet been adopted, compensation clawbacks under broader terms.  The Compensation Committee intends to monitor these developments in the consideration and design of any future clawback policy it may implement.  In addition, the Company has attempted to anticipate the potential impact of a future clawback policy on awards granted under its 2011 Stock Option Plan by requiring recipients of awards under this plan to acknowledge that all such awards under the plan will be subject to any future clawback policy the Company may adopt in response to the Dodd-Frank mandate or otherwise.

Compensation Benchmarking

During fiscal 2010 and fiscal 2011 the Compensation Committee engaged a consultant to benchmark the Company’s compensation levels with a peer group (the peer group companies were:  Advance America Cash Advance Centers; Cash America International Inc.; CompuCredit Corp; Credit Acceptance Corp; EZCORP Inc; First Cash Financial Services Inc.; Infinity Property and Casualty Corp; National Interstate Corp; QC Holdings Inc.; RLI Corp; Safety Insurance Group Inc.; and United PanAm Financial Corp.).  The Compensation Committee determined it was not necessary to engage a consultant for this purpose for fiscal 2012 due to 1) the detailed reviews performed in the prior years and 2) the approval of the “say-on-pay” advisory vote from shareholders at the August 3, 2011 annual shareholders’ meeting.

In carrying out its responsibilities, the Compensation Committee evaluates the information and recommendations put forth by management and its independent advisors in making its decisions regarding executive compensation. The Compensation Committee’s decisions are made with the objective of providing fair, equitable and performance-based compensation to executives in a manner that is affordable and cost effective for our shareholders. The Compensation Committee did not engage any independent consultants when determining the fiscal 2012 compensation packages for the executive officers.

Elements of Company’s Compensation Program

The Company’s Compensation Program is comprised of the following: base salary, Executive Incentive Plan, Long-Term Incentive Plan, post-employment compensation, and other perquisites.  The Compensation Committee’s philosophy is as follows:

(1)	the combination of the NEO’s base salary, together with his or her targeted annual bonus and targeted long-term incentive should be at or near the median of the Company’s peer group;
(2)	a significant portion of total compensation should be variable and performance-based; and
(3)	each NEO should have an opportunity to earn above the median for exceptional performance.

Base Salary

Compensation Committee’s Philosophy

The Compensation Committee assesses base salaries for each position, based on the value of the individual’s experience, performance and/or specific skill set, in the ordinary course of business, but generally not less than once each year at or around the time that the annual budget is approved. For the reasons listed above, the Compensation Committee did not use an outside consultant or survey data when determining the fiscal 2012 executive compensation.

How the Fiscal 2012 Annual Increases were Determined

When determining the annual base salary increases for fiscal 2012, the Compensation Committee’s primary consideration for the NEOs was the continuing strong financial performance of the Company in difficult economic conditions.  The Compensation Committee also considered subjective factors when determining its annual base salary review and typically assesses each individual’s experience, his or her performance during the year and his or her specific skill set and experience.  In addition, the Committee took the following individual performance factors into account for base salary increases effective as of June 1, 2011:

•
A.A. McLean III, Chairman and Chief Executive Officer:  Despite an assessment by the Committee that Mr. McLean’s performance during the year warranted a salary increase, Mr. McLean recommended no increase for himself because he believed his base salary was adequate.  The Compensation Committee accepted his recommendation.

•
Mark C. Roland, Chief Operating Officer and Director:  Mr. Roland’s base salary was increased 5% because of his leadership role in the performance of the Company’s operations and his perceived ability to keep the Senior Vice Presidents and their key employees highly motivated and performing at a high level throughout the year.

•
Kelly M. Malson, Senior Vice President and Chief Financial Officer:  Ms. Malson’s base salary was increased 5% because of her performance in the implementation of the strategic plan; overall management of financial affairs; management of financial reporting; management of internal controls, interaction with business and investor community; tax compliance; and Board interaction.

•
James D. Walters, Senior Vice President – Southern Division:  Mr. Walters’ base salary was increased by 5% because of his leadership role in the performance of the Company’s Southern Division’s operations.

•
Francisco Javier Sauza, Senior Vice President – Mexico Division: Mr. Sauza’s base salary was increased 5% because of his leadership role in the performance of the Company’s Mexico Division’s operations.

Executive Incentive Plan

Compensation Committee’s Philosophy

The Compensation Committee designs the Executive Incentive Plan (annual cash bonus) to be directly consistent with the Company’s annual financial performance.  This plan allows for a potentially significant annual cash bonus based on the Company’s achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loans receivable, (3) expense control, and (4) charge-off control.  The Compensation Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable, combined with expense control and charge-off control, are the three most significant determinants of earnings per share.  For the Senior Vice Presidents of Operations, the Executive Incentive Plan also has a component that is based on the annual financial performance of their respective divisions.

How the Company Chose Amounts and/or Formulas Used to Determine the Fiscal 2012 Executive Incentive Plan

It is the Compensation Committee’s objective to have a substantial portion of each officer’s compensation contingent on the Company’s performance, as well as upon his or her own level of performance and contribution towards the Company’s performance.  Executive officers, as well as non-executive officers and other employees, receive bonus compensation in the event certain specified corporate performance measures are achieved.

The Executive Incentive Plan represents the annual cash bonus, which is formula-based and established as an opportunity to earn a certain percentage of base salary based on the extent to which the Company, and in certain cases, the executive and/or that executive’s division, achieve particular goals that are established at the beginning of each fiscal year.  The particular Company performance goals relate to specified levels of earnings per share, loan growth, general and administrative expenses as a percent of revenue, and net charge-offs as a percentage of average loans.  The Compensation Committee selected the threshold, target, and maximum award percentages for each goal based primarily on historical performance and the fiscal 2012 budget.  As an officer’s level of responsibility increases, it is the Compensation Committee’s intent to have a greater portion of the officer’s total compensation be dependent upon the Company’s performance rather than on the performance of individual business units.  Therefore, Mr. McLean’s, Ms. Malson’s, and Mr. Roland’s Executive Incentive Plan are tied 100% to the Company’s performance measures.  The Executive Incentive Plan for Mr. Walters and Mr. Sauza are split between the same Company performance measures that are used for the CEO, COO and CFO and divisional performance measures for their own operating units.

Approximately 80% of the aggregate amount of annual bonuses, which include the Executive Incentive Plan bonuses, earned by Company employees in fiscal 2012 was awarded to employees who are not NEOs.

The following table reflects the range of potential minimum and maximum Executive Incentive Plan awards for each of the NEOs:

	Minimum (1)	% of Salary - Threshold	% of Salary – Target	% of Salary - Maximum
A.A McLean III	25.0%	50.0%	100.0%	150.0	% (2)
Kelly M. Malson	20.8%	41. 7%	83.3%	125.0	% (2)
Mark C. Roland	22.5%	45. 0%	90.0%	135.0	% (2)
James D. Walters	6.7%	33.3%	66.7%	100.0	% (3)
Francisco J. Sauza	33.3%	41.7%	83.3%	125.0	% (4)
(1)	The minimum formula amount calculated assumes the Company meets none of its goals.
(2)	This NEO is eligible to earn this maximum percentage of his or her base salary upon the achievement of the Company performance measures.
(3)
Mr. Walters is eligible to earn a maximum of 40% of his base salary upon the achievement of the Company performance measures and 60% of his base salary upon the achievement of his divisional performance measures.

(4)
Mr. Sauza is eligible to earn a maximum of 50% of his base salary upon the achievement of the Company performance measures and 75% of his base salary upon the achievement of his divisional performance measures.

The following table reflects the particular Company-level performance targets for fiscal 2012, as well as the Company’s actual level of achievement on each of these measures for fiscal 2012:

	Threshold	Target	Maximum	Actual	Target weight as a % of total bonus (CEO, CFO, COO)	Target weight as a % of total bonus (SVP Southern Division)	Target weight as a % of total bonus (SVP Mexico Division
EPS	$6.41	$6.55	$6.69	$6.59	40%	16%	16%
Loan Growth	12.0%	13.5%	15.0%	11.2%	30%	12%	12%
G&A expenses (less amortization expense) as a percentage of revenue	48.5%	47.9%	47.5%	47.9%	20%	12%	8%
Net charge-offs	15.5%	14.9%	14.3%	14.0%	10%	N/A (1)	4%
Total EIP – Based on Company Performance Measures as a percent of total bonus					100%	40%	40%

(1)	Mr. Walters’ divisional net charge-offs are included in his specific divisional performance measures. Therefore, the Company net charge-offs are excluded.

For the divisional operations piece of Mr. Walters’ Executive Incentive Plan, he is awarded points based on the division’s performance for profit, charge-offs, delinquency, and loan balance growth.  Points are awarded based on the performance of the specific states that make up the Southern Division (South Carolina, Georgia, Alabama and Louisiana) based on branch profitability, receivable growth, loan losses and delinquency.

Southern Divisional Performance Measures
Total points earned	Incentive as a percentage of base salary
0-4	0%
5-15	6
16-23	12
24-31	18
32-39	24
40-47	30
48-57	36
58-67	42
68-77	48
78-87	54
88+	60

Points earned by Mr. Walters are based on the following goals:

Goal	Range of Points
Loan Growth	0-30
Pre-tax Profit	0-20
Bad Debt Expense	0-30
Delinquency	0-20

For the divisional operations piece of Mr. Sauza’s Executive Incentive Plan, he is awarded points based on the division’s performance for profit, loan balance growth, and general and administrative expense as a percent of revenue.  Points are awarded based on the performance of the Mexico Division’s operations.

Mexico Divisional Performance Measures
Total points earned	Incentive as a percentage of base salary
0-4	25%
5-7	35
8-10	45
11-13	60
14-16	75

Points earned by Mr. Sauza are based on the following goals:

Goal	Range of Points
Loan Growth	0 to 4
Pre-tax Profit	0 to 4
G&A expenses as a percent of revenue	0 to 4
Administration	0 to 4

Long-Term Incentive Plan (Stock Option and Restricted Stock Grants)

Compensation Committee’s Philosophy

The Compensation Committee intends to use the Long-Term Incentive Plan as a further means of attracting and retaining qualified and highly talented executive officers with a market competitive compensation program that supplements the base salary and Executive Incentive Plan elements with longer-term incentives of stock options or restricted stock.  The Compensation Committee also believes that equity-based awards serve the useful purpose of fostering an ownership mentality in executives and aligning the value of a significant component of executive compensation to the value realized by the Company’s shareholders.  The same key components and compensation philosophy, at differing amounts, are applied to key employees at all levels within the Company.

Option and restricted stock awards under the Long-Term Incentive Plan are usually made in November each year at regularly scheduled Compensation Committee meetings or, as may be needed in the case of new hires, promotions, or inadvertent omissions of employees from the regularly scheduled annual grants, at properly noticed special meetings.  Each of the Company’s executive officers typically receives annual stock option grants or restricted stock under the Company’s stock option plans.  All of the Company’s full-time employees are eligible for stock option grants through the Company’s stock option plans.  Approximately 100% and 18% of the stock options and restricted stock, respectively, granted in fiscal 2012 were granted to employees who are not executive officers.  Approximately 91% and 8% of the stock options and restricted stock, respectively, granted in fiscal 2011 were granted to employees who are not executive officers.

The Company grants all equity-based awards at fair market value as of the date of grant.  The value of restricted stock grants and the exercise price for stock option grants are determined by reference to the last quoted price per share on the NASDAQ Stock Market at the close of business on the date of grant.

How the Company Chose Amounts and/or Formulas to Determine the Fiscal 2012 Long-Term Incentive (Stock Option and Restricted Stock Grants)

The size of the stock grants issued to the CEO, CFO and COO are established using grant guidelines developed by the Compensation Committee as set forth below.  Within the guidelines, the Compensation Committee awards shares based on corporate and individual performance, and each grant is expressed as a percentage of the individual’s current base salary divided by the average stock price for the 30 days prior to and including the stock grant date.  As of the grant date for fiscal 2012 the 30-day average closing stock price was $61.69.  The Compensation Committee also determined that the equity award of restricted shares for fiscal 2012 would be 67% time-based and 33% performance-based for Mr. McLean, Ms. Malson, and Mr. Roland.

The Senior Vice Presidents’ awards were also determined in the discretion of the Compensation Committee and were based on the recommendations of the CEO and COO.  Mr. Walters’ and Mr. Sauza’s restricted stock grants are time-based only.

The following table presents information on the equity awards to the NEOs for fiscal 2012 under the Long-Term Incentive Plans:

	Restricted stock grant						As a percent of
	Time-based		Performance-based (1)		Stock options		salary at the time of the grant(1)
	#	$	#	$	#	$	%
A.A McLean III	7,071	478,707	3,482	235,731	–	–	170
Kelly M. Malson	2,776	187,935	1,368	92,614	–	–	137
Mark C. Roland	5,230	354,071	2,576	174,395	–	–	154
James D. Walters	3,800	257,260	–	–	–	–	144
Francisco J. Sauza	3,800	257,260	–	–	–	–	119
(1)	Assumes the target level is achieved for the performance-based shares.

Post-Employment Compensation

The Company has instituted a Supplemental Executive Retirement Plan (“SERP”), which is a non-qualified executive benefit plan in which the Company agrees to pay the participating executive additional benefits in the future, usually at retirement, in return for continued employment by the executive.  Based on the CEO’s recommendations, the Compensation Committee approves the key executives who participate in the SERP.  The SERP is an unfunded plan, which means there are no specific assets set aside by the Company to fund its obligations under the plan.  The executive has no rights under the plan beyond those of a general creditor of the Company.  There are currently 14 participants in the SERP, including all 7 executive officers, 2 other senior level officers, 4 retired participants, and the beneficiary of 1 deceased participant.  The SERP contracts provide for a retirement benefit of 45% of the participant’s final base salary, multiplied by a “Days of Service Fraction” should the participant elect early retirement, for a period of 15 years.  No participant will be granted early retirement until the participant has reached age 57, has been a participant of the plan for at least 8 years, and obtains permission from the Board of Directors.  More information regarding the SERP is set forth below under “Executive Compensation – Supplemental Executive Retirement Plan.”

In May, 2009, the Company instituted a second SERP to meet particular needs to provide one senior level officer the same type of benefits as the original SERP but for which he would not have been able to meet the requirements due to age.  This SERP is also an unfunded plan, with no specific assets set aside by the Company in connection with the plan.

Employee Benefits and Perquisites:
In order to attract and retain top caliber executives and to pay them market levels of compensation, the Company provides NEOs and certain other employees the following benefits and perquisites:

•
Medical Insurance.  The Company makes available to each NEO and the NEO’s spouse and dependents such health and dental insurance coverage as the Company may from time to time make available to its other employees, officers and executives.  The Company pays the same portion of the premiums for this insurance as it does for all of its employees.

•
Life and Disability Insurance.  The Company provides each NEO the same long-term disability and life insurance as the Company in its sole discretion may from time to time provide to its other officers and employees.

•
Deferred Compensation.  The Company maintains for its senior and executive officers a Non-Qualified Deferred Compensation Plan.  No executive officers currently participate in this plan, and the plan is unfunded.

•
Defined Contribution Plan.  The Company offers to all of its eligible employees, including its NEOs, a retirement plan pursuant to the section 401(k) of the Internal Revenue Code (the “401(k) Plan”), a tax qualified retirement plan.  The 401(k) Plan permits eligible employees to defer up to 15% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code.  The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan.  The Company makes a matching contribution equal to 50% of the employees’ contributions for the first 6% of annual eligible deferred compensation, which vests over a 6-year period.

•	Company Car. The Company provides each NEO and each of its other officer-level employees the unrestricted use of a Company car at no expense to the officer employee.
•
Company Aircraft.  The Company allows the NEOs and their spouses or family members to fly on the Company aircraft when used concurrently with an official Company function.  No other personal use of the Company aircraft is allowed.

•
Other.  The Company makes available certain perquisites or fringe benefits to executive officers and other employees, such as professional society dues, club dues, food, and recreational fees incidental to official Company functions.

Timing of Compensation Decisions

Executive officer and non-executive officer compensation are typically reviewed early in each fiscal year after a review of the annual financial statements, operating objectives and personal objectives for the prior fiscal year has been completed and as the budget for the coming fiscal year is being finalized.

The Compensation Committee may, however, review salaries or grant stock options or restricted stock at other times as a result of new appointments, promotions or for other reasons during the year.  The following table summarizes the approximate timing of the more significant compensation events:

Event	Timing
Set Board and Committee meeting dates
At least 1 year prior to meeting dates.  Board meetings have historically been held in February, May, August and November.

Regularly scheduled Compensation Committee meeting dates historically have been in May and November.

Establish executive and non-executive officer financial and personal objectives	May or June of each fiscal year for the current year.

Review and approve base salary for executive and non-executive officers	May of each fiscal year for the current year. (Base salary adjustments are typically effective as of June 1)

Determine stock option grants and restricted stock grants for executive officers, non- executive officers, and other employees	November of each fiscal year for the current year.

Summary Compensation Table

The following table includes information concerning compensation for each of the three full fiscal years ended March 31, 2012, 2011 and 2010 to the five NEOs, including the CEO, CFO and three other most highly compensated executive officers of the Company who were serving as such as of March 31, 2012.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compansation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
		(1)		(2)	(2)	(3)	(4)	(5)

A.A. Mclean, III	2012	420,000	–	714,438		304,500	65,558	83,112	1,587,608
Chief Executive	2011	420,000	–	760,258		567,000	65,557	63,294	1,876,109
Officer	2010	415,833	–	591,348	–	567,000	124,872	48,576	1,747,629

Kelly Malson	2012	202,891	–	280,549		140,600	36,888	26,670	687,598
Senior Vice President	2011	193,229	–	293,834	–	219,120	9,368	26,291	741,842
and Chief Finanical Officer	2010	183,313	–	232,150	–	208,686	31,613	27,446	683,208

Mark C. Roland	2012	341,250	–	528,466		255,405	96,370	30,771	1,252,262
President and	2011	325,500	–	553,495	–	398,034	82,602	29,597	1,389,228
Chief Operating Officer	2010	311,875	–	427,066	–	382,725	83,208	35,274	1,240,148

James D. Walters	2012	176,918	–	257,260		133,155	35,161	21,431	623,925
Senior Vice	2011	166,508	–	–	215,640	152,857	51,738	34,888	621,631
President – Southern Division	2010	141,508	–	–	168,520	134,857	52,606	18,103	515,594

Francisco J. Sauza	2012	214,705	–	257,260		135,261	78,073	12,420	697,719
Senior Vice	2011	204,173	–	163,552	–	185,503	44,086	10,350	607,664
President – Mexico	2010	190,206	–	194,880		164,464	97,749	10,765	658,064

(1)
Base salary for the NEOs is based upon experience, overall qualifications, and information about compensation offered to executive officers of similar qualifications and experience at similar companies as discussed further above in “—Elements of the Company’s Compensation Program—Base Salary.”  Base salary earned from April 1 to March 31 of the respective years.

(2)
The amounts in these columns reflect the grant date fair value determined in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended March 31, 2012, included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the SEC (the “2012 Form 10-K”).

(3)
This compensation was earned under the Company’s Executive Incentive Plan, as described further above under “—Elements of the Company’s Compensation Program—Executive Incentive Plan” and is based on the Company’s achievement of pre-established annual goals related to increases in earnings per share, growth in receivables, expense control and charge-off control.

(4)	These amounts consist of the increase in the present value of the accumulated benefit at retirement of the NEO’s benefit under the Company’s SERP.
(5)	Components of All Other Compensation are included in a separate table below.

Components of All Other Compensation

Benefits and Perquisites	McLean		Malson	Roland	Walters		Sauza

Company car	$34,840		18,838	22,610	6,454		4,560
Company contributions to 401(k) Plan	7,350		7,423	7,473	7,414		7,427
Term life insurance premiums	755		409	688	357		433
Personal use of corporate plane	38,571	(1)	–	–	7,206	(2)	–
Club dues	1,596		–	–	–		–

Total	$83,112		26,670	30,771	21,431		12,420

(1)	During fiscal 2012, Mr. McLean’s family members were passengers on five flights with an imputed income of $38,571.
(2)	During fiscal 2011, Mr. Walter’s family members were passengers on a flight with an imputed income of $7,206.

Supplemental Executive Retirement Plan

As discussed above under “—Elements of the Company’s Compensation Program – Post-Employment Compensation,” the Company has a SERP, in which all NEOs participate.

The expected benefits associated with the retirement of any of the five NEOs at March 31, 2012, assuming retirement at projected base salary at the number of years of credited service, are indicated in the table below.

In the event of a participant’s death, the SERP is payable to the participant’s beneficiary or estate as if the participant had retired at 65 years of age.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit at Retirement ($) (1)	Present Value of Accumulated Benefit at Death ($) (2)	Payments During Last Fiscal Year ($)
A. A. McLean	22	1,442,269	1,835,615	–
K. M. Malson	6	178,766	893,831	–
M. C. Roland	15	867,328	1,503,369	–
J. D. Walters	16	328,171	779,407	–
F. J. Sauza	6	378,352	945,879	–

(1)	Based on the assumptions disclosed in footnote 15 of the Company’s 2012 Form 10-K and on the assumption the NEO retires at age 65.
(2)	Present value of SERP benefits payable at death was calculated as 45% of the executive’s base salary for 15 years assuming a 6% interest rate.

The Role of Employment Agreements

The Company maintains employment agreements with Mr. McLean, Mr. Roland, Ms. Malson and Mr. Sauza, which are described below in more detail under “—Employment Agreements.”  The Committee believes that the employment contracts are necessary to secure the services of those individuals on the terms and conditions stated in the agreements, and to provide management stability should there occur a significant corporate change in control event.  The employment agreements had initial three-year terms expiring on May 20, 2010, May 20, 2010, August 26, 2010 and May 31, 2011, respectively, subject to automatic extension as described below.  These agreements generally provide for the payment of severance benefits above and beyond compensation accrued through the date of separation in cases in which the executive is terminated without cause or is constructively discharged.  In cases of a change in control of the Company (as generally defined under the agreements in accordance with Section 409A of the Internal Revenue Code), the severance benefits are triggered only in the event there is both a change in control and the executive is terminated without cause or constructively discharged within two years following the change in control, except in the case of Mr. Sauza, whose benefits are triggered within one year following a change in control.  The Committee believes that the change in control severance triggers in these agreements strike an appropriate balance between Company and shareholder concerns about executive retention in the event of a change in control versus the executives’ legitimate concerns regarding termination or diminution of duties in such an event.

Employment Agreements

Effective May 21, 2007, the Company entered into employment agreements with Mr. A. Alexander McLean, III, its Chief Executive Officer, and Mr. Mark C. Roland, its President and Chief Operating Officer. Effective August 28, 2007, the Company entered into an employment agreement with Ms. Kelly M. Malson, its then Vice President (now Senior Vice President) and Chief Financial Officer.  Effective June 1, 2008, the Company entered into an employment agreement with Mr. Francisco J. Sauza, its Senior Vice President of Mexico.  These agreements had initial three-year terms, with original expiration dates of May 20, 2010, May 20, 2010, August 27, 2010 and May 31, 2011 respectively, but are subject to automatic extension for successive one-year periods thereafter unless either the Company or the executive gives notice of termination not less than 90 days prior to the date on which the agreement would otherwise be automatically extended.  The agreements provide for annual base salaries as specified for Mr. McLean, Mr. Roland, Ms. Malson and Mr. Sauza, subject in each case to annual adjustment as determined by the Compensation Committee.  In conjunction with the Company’s annual performance review performed in May 2012, the base salary for Mr. McLean’s was increased to $434,700 from $420,000, Mr. Roland was increased to $357,739 from $343,980, Ms. Malson was increased to $214,739 from $204,514, and Mr. Sauza was increased to $227,244 from $216,423.  These increases were effective June 1, 2012.

The agreements further provide for payment, at the Company’s discretion, of annual cash incentive payments and equity or cash-based, long-term incentive compensation awards in accordance with criteria established by the Board or the Committee, including participation in the Company’s Executive Incentive Plan, as described above under “—Elements of the Company’s Compensation Program – Executive Incentive Plan.”  Each executive is also entitled to the use of a Company automobile (including maintenance and insurance) of a value commensurate with the executive’s position in accordance with the Company’s car policy and to participate in all other compensation benefits and programs and to receive such other benefits and perquisites as provided under any existing or future program for salaried employees.  These benefits include the right to participate in the Company’s SERP in accordance with that plan, as described above.

McLean, Roland and Malson

Under the agreements with Mr. McLean, Mr. Roland and Ms. Malson, the Company has agreed to provide these executives with long-term disability insurance benefits equal to 60% of the executive’s base salary at the time of disability.  These agreements also provide for severance payments and the continuation of certain benefits if the executive is terminated without cause or constructively discharged (as defined in the agreement).  In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within two years after a change of control of the Company, the executive is generally entitled to receive (i) a lump sum cash payment of accrued salary, unused vacation pay and any unpaid bonus earned for the year prior to the fiscal year in which termination occurs, (ii) a prorated bonus for the portion of the fiscal year in which the termination occurs, calculated based on the average of the executive’s bonus payments for the preceding three years, (iii) severance pay equal to two years’ base salary and two years’ bonus (calculated as the average of the bonus paid to the executive over the three years prior to termination), payable over 24 months and (iv) the continuation of all other welfare and fringe benefits until the earlier of 24 months from the date of termination or such time as the executive becomes employed and eligible for similar benefits from another company.  In the event the executive is terminated without cause or is constructively discharged following a change in control, the severance payments described in item (iii) of the preceding sentence shall be payable in a lump sum, unless the termination occurs between the first and second anniversary of the change in control, in which case such severance payments shall be payable as described in Item (iii).  In the event the executive’s employment is terminated for reasons other than a without cause termination or constructive discharge, the Company is generally obligated to pay to the employee or his estate the amount of accrued and unpaid compensation due the employee through the date of termination.

Under these agreements, Messrs. McLean and Roland and Ms. Malson have agreed to observe certain confidentiality and non-compete obligations during the term of employment and for 24 months thereafter.

Sauza

Under the agreement with Mr. Sauza, the Company has agreed to provide Mr. Sauza with long-term disability insurance benefits equal to 60% of the executive’s base salary at the time of disability.  This agreement also provides for severance payments and the continuation of certain benefits if the executive is terminated without cause or constructively discharged (as defined in the agreement).  In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within one year after a change of control of the Company, the executive is generally entitled to receive (i) a lump sum cash payment of accrued salary, unused vacation pay and any unpaid bonus earned for the year prior to the fiscal year in which termination occurs, (ii) a prorated bonus for the portion of the fiscal year in which the termination occurs, calculated based on the average of the executive’s bonus payments for the preceding three years, (iii) severance pay equal to one year’s base salary and one year’s bonus (calculated as the average of the bonus paid to the executive over the three years prior to termination), payable over 12 months and (iv) the continuation of all other welfare and fringe benefits until the earlier of 12 months from the date of termination or such time as the executive becomes employed and eligible for similar benefits from another company.  In the event the executive is terminated without cause or is constructively discharged following a change in control, the severance payments described in item (iii) of the preceding sentence shall be payable in a lump sum.  In the event the executive’s employment is terminated for reasons other than a without cause termination or constructive discharge, the Company is generally obligated to pay to the employee or his estate the amount of accrued and unpaid compensation due the employee through the date of termination.  Under this agreement, Mr. Sauza has agreed to observe certain confidentiality and non-compete obligations during the term of employment and for 12 months thereafter.

The following table provides estimates of the amounts payable to Messrs. McLean Roland, Sauza and Ms. Malson under their employment agreements, assuming each was terminated without cause or constructively discharged on March 31, 2012.  Note that the table excludes unpaid salary accrued through the termination date and reimbursement of any unpaid business expenses.

Name	Salary Continuation ($)	Bonus Continuation ($)	Benefits Continuation ($) (1)	Benefits from Accelerated Equity Vesting ($) (2)	Total ($)
A. A. McLean III	840,000	959,000	17,067	1,943,401	3,759,465
Kelly M. Malson	409,028	367,603	14,592	758,949	1,550,172
Mark C. Roland	687,960	670,137	14,544	1,417,999	2,790,640
Francisco J. Sauza	216,423	157,936	8,268	310,231	692,858

(1)
The benefits continuation payment represents 24 months of health and dental insurance for all NEOs other than Mr. Sauza, and 12 months of such insurance for Mr. Sauza, based on the executive’s current insurance cost.

(2)
Benefits from accelerated equity vesting represent the difference between the Company’s March 31, 2012 closing stock price and the option exercise price for any unvested shares, plus the March 31, 2012 closing stock price for any unvested restricted stock shares.

These executives are also entitled to benefits discussed in the sections below entitled “-Supplemental Executive Retirement Plan,” “-Death Benefits,” and “-Disability Benefits.”

Death Benefits

The Company also provides death benefits to the NEOs, which are payable to each participant’s designated beneficiary or estate.  The participant’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs.  In addition, the beneficiaries will be eligible for SERP benefits according to the terms and conditions of that plan as if the executive had retired at age 65.  Had any of the NEOs become deceased on March 31, 2012, the Company would have paid the following:

Name	Life insurance proceeds ($) (1)	Present Value of SERP benefits ($) (2)	Benefits from Accelerated Equity Vesting ($) (3)	Total ($)
A. A. McLean III	500,000	1,835,615	1,943,401	4,279,016
Kelly Malson	409,028	893,831	758,949	2,061,808
Mark C. Roland	500,000	1,503,369	1,417,999	3,421,368
James D. Walters	356,666	779,407	903,994	2,040,067
Francisco J. Sauza	432,846	945,879	310,231	1,688,956

(1)	Life insurance proceeds represent two times the participant’s base pay, not to exceed $500,000.
(2)	Present value of SERP benefits payable at death was calculated as 45% of the executive’s base salary for 15 years, assuming a 6% interest rate.
(3)
Benefits from accelerated equity vesting represent the difference between the Company’s March 31, 2012 closing stock price and the option exercise price for any unvested stock options, plus the March 31, 2012 closing stock price for any unvested restricted stock shares.

Disability Benefits

In the event of disability, the Company will continue to pay the NEO his or her salary for a period of 90 days.  After the 90 days, the Company may terminate his or her employment, at which time the Company will provide long-term disability payments of up to 60% of the base salary at the time of disability until the NEO reaches age 65.  At age 65 or at such time as the long-term disability payments cease, the NEO will begin to receive payments under the SERP plan.  Had any of the NEOs become disabled on March 31, 2012, his or her benefits would have been as follows:

Name	90 day continuation pay ($) (1)	Long-term disability pay ($) (2)	Present value of SERP benefits ($) (3)	Total ($)
A. A. McLean III	105,000	1,061,516	1,077,747	2,244,263
Kelly M. Malson	51,129	1,509,728	46,800	1,607,657
Mark C. Roland	85,995	1,519,034	484,310	2,089,339
James D. Walters	44,583	1,258,754	96,533	1,399,870
Francisco J. Sauza	54,106	806,365	237,383	1,097,854

(1)	Represents 3 months of the NEO’s current base salary.
(2)
Long-term disability pay was calculated as the present value of 60% of the executive’s base pay from March 31, 2011 until the executive reaches age 65.  The present value calculation assumed a 6% interest rate.

(3)
SERP benefits in the event of an NEO’s disability were calculated as the present value of 45% of the executive’s base pay, at the time the executive was disabled, for 15 years beginning when the executive reaches age 65.  The present value calculation assumes an interest rate of 6%.

Stock Options and Restricted Stock (Long-Term Incentive Plan)

The Company currently has a 2002 Stock Option Plan, a 2005 Stock Option Plan, 2008 Stock Option Plan and a 2011 Stock Option Plan for the benefit of certain officers and employees.  Under these plans, 6,350,000 shares of authorized Common Stock have been reserved for issuance pursuant to grants of options, or in some cases, restricted stock, approved by the Compensation Committee of the Board of Directors.  The authorized options have a maximum duration of 10 years, may be subject to certain vesting requirements, and are priced at the market value of the Company’s Common Stock on the date of the grant of the option.

Options to purchase 1,041,500 shares remained outstanding under the plans as of March 31, 2012, and 1,462,688 shares of Common Stock remained available under the plans for future grants.  Of this remaining capacity, the entire amount may be granted as options or up to 527,623 shares may be granted as restricted stock.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the restricted stock and options granted during or for the fiscal year ended March 31, 2012 to each of the NEOs.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
A. A. McLean		210,000	420,000	630,000	–	–	–	–		–	–	–
A. A. McLean	11/07/11	–	–	–	1,741	3,482	5,223	–		–	–	353,597	(5)
A. A. McLean	11/07/11	–	–	–	–	–	–	7,071	(3)	–	–	478,707	(5)

K. M. Malson		82,221	170,422	255,643	–	–	–	–		–	–	–
K. M. Malson	11/07/11	–	–	–	684	1,368	2,052	–		–	–	138,920	(5)
K. M. Malson	11/07/11	–	–	–	–	–	–	2,776	(3)	–	–	187,935	(5)

M. C. Roland		154,791	309,582	464,373	–	–	–	–		–	–	–
M. C. Roland	11/07/11	–	–	–	1,288	2,576	3,864	–		–	–	261,593	(5)
M. C. Roland	11/07/11	–	–	–	–	–	–	5,230	(3)	–	–	354,071	(5)

J. D. Walters		59,444	118,889	178,333	–	–	–	–		–	–	–
J. D. Walters	11/07/11	–	–	–	–	–	–	3,800	(4)	–	–	257,260	(5)

F. J. Sauza		90,183	180,345	270,529	–	–	–	–		–	–	–
F. J. Sauza	11/07/11	–	–	–	–	–	–	3,800	(4)	–	–	257,260	(5)

(1)	Awards represent the NEO’s cash bonus opportunity for fiscal 2012 under the Executive Incentive Plan.
(2)
Represent total potential future payouts under performance-based restricted stock awards.  Payout of these restricted stock awards at the end of the 2012-2014 performance periods will be dictated by the Company’s performance against pre-determined measures of EPS growth.  The shares will vest on April 30, 2014 based on the Company’s compounded EPS growth according to the following formula:

Compounded Annual EPS Growth	Vesting Percentage
less than 10%	0%
10% to 11.99%	33% - (Target 1)
12% to 14.99%	67% - (Target 2)
15% or higher	100% - maximum

(3)
Shares issued pursuant to the terms of the 2008 Stock Option Plan. One-third of the shares vested immediately, one-third of the shares are scheduled to vest on November 7, 1012, and the final one-third will vest on November 7, 2013.

(4)
Shares issued pursuant to the terms of the 2008 Stock Option Plan. One-third of the shares are scheduled to vest on November 7, 1012, one-third of the shares are scheduled to vest on November 7, 2013 and the final one-third will vest on November 7, 2014.

(5)	Based on the grant date fair value of $67.70 and assumes the maximum estimated future payout.

Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information with respect to the value at March 31, 2012 of all unexercised options and restricted shares previously awarded to the NEOs.  The number of options held at March 31, 2012 includes options granted under the stock option plans discussed above.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
A. A. McLean	15,000	–		–	28.29	11/09/15	–		–	–		–
A. A. McLean	25,000	–		–	25.05	03/23/16	–		–	–		–
A. A. McLean	–	–		–	–	–	–		–	10,952	(7)	670,810
A. A. McLean	–	–		–	–	–	3,383	(8)	207,209	7,505	(9)	459,681
A. A. McLean	–	–		–	–	–	4,666	(10)	285,793	5,223	(11)	319,909

K. M. Malson	9,000	–		–	25.05	03/23/16	–		–	–		–
K. M. Malson	–	–		–	–	–	–		–	4,299	(7)	263,314
K. M. Malson	–	–		–	–	–	1,307	(8)	80,054	2,901	(9)	177,686
K. M. Malson	–	–		–	–	–	1,832	(10)	112,210	2,052	(11)	125,685

M. C. Roland	7,500	–		–	28.29	11/09/15	–		–	–		–
M. C. Roland	10,000	–		–	25.05	03/23/16	–		–	–		–
M. C. Roland	–	–		–	–	–	–		–	7,908	(7)	484,365
M. C. Roland	–	–		–	–	–	2,463	(8)	150,859	5,465	(9)	334,731
M. C. Roland	–	–		–	–	–	3,451	(10)	211,374	3,864	(11)	236,670

J. D. Walters	10,000	–		–	46.21	11/24/16	–		–	–		–
J. D. Walters	2,000	2,000	(2)	–	28.19	11/12/17	–		–	–		–
J. D. Walters	2,400	4,800	(3)	–	16.85	11/10/18	–		–	–		–
J. D. Walters	2,200	6,600	(4)	–	26.73	11/09/19	–		–	–		–
J. D. Walters	1,800	7,200	(5)	–	43.04	11/08/20	–		–	–		–
J. D. Walters	–	–		–	–	–	3,800	(12)	232,750	–

F. Sauza	4,000	–		–	28.29	11/09/15	–		–	–		–
F. Sauza	–	–		–	–	–	1,265	(8)	77,481	–		–
F. Sauza	–	–		–	–	–	3,800	(12)	232,750	–		–

(1)	These amounts are based on the market value of the Company’s Stock at the close of business on March 31, 2012, which was $61.25.
(2)	2,000 shares per year, with vesting dates of 11/12/12.
(3)	2,400 shares per year, with vesting dates of 11/10/12 and 11/10/13.
(4)	2,200 shares per year, with vesting dates of 11/9/12, 11/9/13 and 11/9/14.
(5)	1,800 shares per year, with vesting dates of 11/8/12, 11/8/13, 11/8/14 and 11/8/15.
(6)	Not Used
(7)
Represent total potential future payouts of the November 10, 2009 performance award grant.  Pay out of performance share awards at the end of the 2010-2012 plan period will be dictated by the Company’s performance against pre-determined measures of EPS growth.  The shares will vest on April 30, 2012 based on the Company’s compounded EPS growth according to the following:

Compounded Annual EPS Growth	Vesting Percentage
less than 10%	0%
10% to 11.99%	33%
12% to 14.99%	67%
15% or higher	100%

(8)	Restricted shares will vest on 11/08/12.
(9)   Represent total potential future payouts of the November 8, 2010 performance award grant.  Pay out of performance share awards at the end of the 2011-2013 plan period will be dictated by the Company’s performance against pre-determined measures of EPS growth.  The shares will vest on April 30, 2013 based on the Company’s compounded EPS growth according to the following:

Compounded Annual EPS Growth	Vesting Percentage
less than 10%	0%
10% to 11.99%	33%
12% to 14.99%	67%
15% or higher	100%

(10)	Restricted shares vest at a rate of 50% with the following vesting date of 11/07/12 and 11/07/13.
(11) Represent total potential future payouts of the November 7, 2010 performance award grant.  Pay out of performance share awards at the end of the 2012-2014 plan period will be dictated by the Company’s performance against pre-determined measures of EPS growth.  The shares will vest on April 30, 2014 based on the Company’s compounded EPS growth according to the following:

Compounded Annual EPS Growth	Vesting Percentage
less than 10%	0%
10% to 11.99%	33%
12% to 14.99%	67%
15% or higher	100%

(12)	Restricted shares vest at a rate of 34%, 33%, and 33% with the following vesting date of 11/07/12, 11/07/13, and 11/07/14, respectively.

Option Exercises and Stock Vested Table

The following table includes certain information regarding amounts realized by the NEOs during the fiscal year ended March 31, 2012 respect to options exercised and restricted stock acquired upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A. A. McLean	22,500	1,118,320	24,629	1,652,084
Kelly M. Malson	5,000	213,847	9,421	631,968
Mark C. Roland	22,500	863,675	17,675	1,185,695
James D. Walters	–	–	–	–
Francisco J. Sauza	–	–	2,915	196,000

Director Compensation for Fiscal 2012

The following table summarizes the compensation the Company paid to non-employee members of the Board of Directors for the fiscal year ended March 31, 2012:

Name	Fees Earned or Cash Paid ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Non- qualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)
K. R. Bramlett	32,000	135,900	–	–	(37,534)	–	130,366
J. R. Gilreath	28,000	135,900	–	–	–	–	163,900
W. S. Hummers	29,000	135,900	–	–	–	–	164,900
C. D. Way	32,000	135,900	–	–	–	–	167,900
D. Whitaker	29,500	135,900	–	–	–	–	165,400
Scott Vassalluzzo	16,000	–	–	–	–	–	16,000

(1)
The amounts in these columns reflect the grant date fair value determined in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended March 31, 2012, included in the Company’s 2012 Form 10-K.

(2)
The actual change in the fair value of the stock units held in the Deferred Fee Plan as of March 31, 2012 for Mr. Bramlett was a loss of 37,534 based on a March 31, 2012 stock price of $61.25.  As of March 31, 2012 no other director participated in the Non-Qualified Deferred Compensation Plan.

Each director who is not an employee of the Company currently is paid a $4,500 quarterly retainer, plus $1,000 for each meeting of the Board of Directors attended and $500 for attendance at each meeting of a committee on which he serves.  The Chairman of each committee receives an additional $500 for each committee meeting attended.  The Company offers a deferred fee plan for its non-employee directors under which participating directors may defer any or all of their retainer and meeting fees for specified time periods.  The deferred fee plan is non-qualified for tax purposes.  Deferred fees under the plan earn interest at the prime rate or, at each participating director’s option, a return based on the Company’s stock price performance over time.  During fiscal 2012, none of the directors elected to defer any fees under this plan.  All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees.  On April 30, 2012 (fiscal 2013 grant), each outside director, except Mr. Vassalluzzo, received 2,000 shares of restricted stock, which vested immediately upon issuance.  The fair value of the restricted shares granted was $66.51 per share.  At the time of grant, the total fair value of the fiscal 2013, fiscal 2012, and fiscal 2011 grants to each director was $133,020, $135,900, and $70,560, respectively.  All shares were issued pursuant to the terms of the 2008 Stock Option Plan.

The table below sets forth information with respect to the value at March 31, 2012 of all unexercised options and shares of restricted stock held by non-employee directors.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
K. R. Bramlett	6,000	–	–	11.44	5/16/13	–	–	–	–
K. R. Bramlett	6,000	–	–	15.42	4/30/14	–	–	–	–
K. R. Bramlett	6,000	–	–	25.20	5/02/15	–	–	–	–

J. R. Gilreath	10,500	–	–	11.44	5/16/13	–	–	–	–
J. R. Gilreath	6,000	–	–	15.42	4/30/14	–	–	–	–
J. R. Gilreath	6,000	–	–	25.20	5/02/15	–	–	–	–

C. D. Way	10,500	–	–	11.44	5/16/13	–	–	–	–
C. D. Way	6,000	–	–	15.42	4/30/14	–	–	–	–
C. D. Way	6,000	–	–	25.20	5/02/15	–	–	–	–

Equity Plan Compensation Information

The following table sets forth certain information as of March 31, 2012 regarding the Company’s four existing equity compensation plans, which are the 2002 Stock Option Plan, the 2005 Stock Option Plan, 2008 Stock Option Plan and the 2011 Stock Option Plan.

Category	Number of Securities to be issued upon Exercise of Outstanding Options (#)	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (#) (1)
Equity Compensation Plans Approved by Security Holders
2002 Stock Option Plan	120,790	21.49	-
2005 Stock Option Plan	285,740	31.04	4,950
2008 Stock Option Plan	463,870	35.52	128,838
2011 Stock Option Plan	171,110	67.70	1,328,900
Equity Compensation
Plans Not Approved by Security Holders	-	-	-
Total	1,041,500	$37.95	1,462,688

(1)	Of this remaining capacity, shares can be granted as options or up to 527,623 shares can be issued as restricted stock.

Report of the Compensation and Stock Option Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on the reviews and discussions referred to above, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

Compensation Committee
Ken R. Bramlett, Jr., Chairman
William S. Hummers, III
Charles D. Way
Scott J. Vassalluzzo

PROPOSAL II – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has approved the selection of the firm KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries for the 2013 fiscal year, and to perform such other appropriate accounting services as may be required by the Board.

The Company has been advised by KPMG LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company’s most recent fiscal year.

Representatives of KPMG LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Approval of the proposal requires the affirmative vote of a majority of the Shares voted on the proposal.  Should the shareholders vote negatively, the Board of Directors will consider a change in accountants for the next year.

The Board unanimously recommends a vote FOR ratifying the selection of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries for the 2013 fiscal year.

Report of the Audit Committee of the Board of Directors

The Audit Committee for the Company’s fiscal year ended March 31, 2012 was composed of three directors, each of whom is independent within the meaning of applicable NASDAQ rules and all of whom have accounting or related financial management expertise.  The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles.  The Company’s independent registered public accounting firm is responsible for auditing those financial statements.  It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.  The responsibility of the members of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring these processes.

The Audit Committee’s oversight of these processes and considerations and discussions with management and with the Company’s independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

In this context, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the Company’s audited consolidated financial statements as of and for the fiscal years ended March 31, 2012.  The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also received written disclosures and a letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.  In particular, the Audit Committee considered whether the provision of non-audit services described in the following section is compatible with maintaining the independence of the accountants.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee
Charles D. Way, Chairman
Ken R. Bramlett, Jr.
Darrell E. Whitaker

Audit Committee Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

As mandated by SEC regulations, the Audit Committee pre-approves all audit and permitted non-audit services provided to the Company by its independent registered public accounting firm.  The Audit Committee’s practice in this regard is to have the Company’s independent registered public accounting firm, in conjunction with their proposed engagement to provide annual audit services, provide for the Audit Committee’s review and approval the terms of additional proposed engagements regarding matters such as tax compliance and employee benefit plan audits.  To the extent that any other services not detailed on these engagements are proposed throughout the year, these services may be undertaken only after review with, and approval by, the Audit Committee Chairman, who reports on such services to the full Audit Committee at its regularly scheduled meetings.

Audit Fees

KPMG LLP billed the Company the following amounts in aggregate fees for fiscal years 2012 and 2011 audit services, the review of the financial statements included in quarterly reports on Form 10-Q during those years and the services that are normally provided by them in connection with statutory and regulatory filings:

2012 — $440,000	2011 — $425,000

Audit-Related Fees

KPMG LLP billed the Company the following amounts in aggregate fees for fiscal years 2012 and 2011 for assurance and related services, other than those described above under “-Audit Fees,” that are reasonably related to the performance of the audit or review of the Company’s financial statements:

2012 — $23,500	2011 — $15,000

In 2012 and 2011, these fees were billed for the audit of the Company’s Retirement Savings Plan.

Tax Fees

For fiscal 2012 and 2011, KPMG LLP billed the Company the following amounts in aggregate fees for tax compliance, tax advice and tax planning services:

2012 — $60,300	2011 — $6,800

All Other Fees

There were no other fees billed for other services rendered by KPMG LLP for fiscal years 2012 and 2011.

Of all the fees reported above were approved by the Audit Committee and none were approved pursuant to the de minimis exception to the audit committee pre-approval requirements specified in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

PROPOSAL III – APPROVAL OF A NON-BINDING ADVISORY
RESOLUTION ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related implementing regulations issued by the SEC require that at the first annual meeting of shareholders on or after January 21, 2011 and not less than once every three years thereafter, the Company include a separate resolution subject to an advisory shareholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K of the SEC.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse, on an advisory basis, the Company’s executive pay program and policies, as disclosed in this Proxy Statement, through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers as disclosed, pursuant to Item 402 of Regulation S-K of the SEC, in this Proxy Statement.”

As provided in the Dodd-Frank Act, this vote will not be binding on the Company or the Board of Directors.  The Compensation Committee, however, expects to take into account the outcome of the vote when considering future executive compensation arrangements.

With respect to the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting.  This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.  On this matter, abstentions and broker non-votes will have no effect on the voting.

The Board and the Compensation Committee believe that the compensation program is designed to tie pay to performance and, with its mix of short-term and long-term incentives and of cash and equity compensation, rewards sustained performance that is aligned with long-term shareholder interests.  The Board and the Compensation Committee believe the compensation paid or awarded to the NEOs for fiscal 2012 was reasonable and appropriate.  In fiscal 2012:

•	the Company achieved record earnings per diluted share of $6.59, an increase of 17.1% over fiscal 2011;

•	gross loans outstanding increased by 11.2% over the prior fiscal year;

•	total G&A expenses as a percentage of revenues remained consistent at 48.3% in fiscal 2012 and 2011; and

•	net charge-offs as a percent of average net loans declined to 14.0% from 14.3% in fiscal 2011.

•
as a result of this performance, the Company exceeded the maximum level of performance on one of its four key corporate-level performance measures and achieved the target level of performance on two such measure, resulting in bonus payments under the executive incentive plan that averaged 71% of base salary for all NEOs; and

•	the Compensation Committee awarded future compensation opportunities that are substantially dependent on future performance.

Shareholders are encouraged to read the “Executive Compensation” section of this Proxy Statement, including “—Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure, for more information on the executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSALS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to present proposals for consideration at next year’s annual meeting are advised that any such proposal must be received by the Secretary of the Company by no later than the close of business on February 28, 2013, if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting.  Only persons who have held beneficially or of record the lesser of at least $2,000 in market value, or 1% of the outstanding Common Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company’s proxy statement.  In addition, under current SEC rules, the persons designated with voting authority in proxies solicited by the Board of Directors may exercise their discretionary voting authority to vote against any shareholder proposal raised at next year’s annual meeting if notice of such proposal is received by the Secretary of the Company later than the close of business on May 14, 2013.  These deadlines and related procedural requirements (as well as those described for shareholder nomination of director candidates under “Corporate Governance Matters – Director Nominations”) are based on current SEC rules and are subject to change if and to the extent contrary to the requirements of any applicable SEC rules that may be in effect for the Company’s 2013 proxy statement and annual meeting.  In such an event, the Company will notify its shareholders, through applicable SEC filings or otherwise, of changes to such deadlines and procedures.

OTHER MATTERS

The Board and the Company’s officers are not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

You are cordially invited to attend this year’s Meeting.  However, whether you plan to attend the Meeting or not, you are respectfully urged to sign and return the enclosed proxy, which will, of course, be returned to you at the Meeting if you are present and so request.

A.A. McLean III
Chairman of the Board and
Chief Executive Officer

June 28, 2012

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting
of Shareholders
to be held on
August 1, 2012

FRONT
WORLD ACCEPTANCE CORPORATION
Revocable Proxy                                     ANNUAL MEETING OF SHAREHOLDERS
to be held on August 1, 2012

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints A. Alexander McLean, III and Judson K. Chapin, III as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of World Acceptance Corporation (the “Company”) held of record by the undersigned on June 15, 2012 at the annual meeting of shareholders to be held on August 1, 2012 or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ITEMS 1, 2, AND 3:

1. ELECTION OF DIRECTORS           FOR all nominees listed below                                          WITHHOLD AUTHORITY
(except as marked to the contrary below)   ÿ                   to vote for all nominees listed below  ÿ

(INSTRUCTION:  To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

A. Alexander McLean, III; James R. Gilreath; William S. Hummers, III;
Charles D. Way; Ken R. Bramlett, Jr.; Scott J. Vassalluzzo; Darrell E. Whitaker

2. PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP as the Company’s independent registered public accounting firm

ÿ  FOR       ÿ  AGAINST       ÿ   ABSTAIN

Please sign and date on the reverse side and return in the enclosed postage-prepaid envelope.

The Company’s proxy statement, form of proxy card and 2012 Annual Report to Shareholders are also available for review on the Internet at http://www.irinfo.com/wrld/WRLD2012.html.

BACK

3. PROPOSAL TO APPROVE, ON AN ADVISIORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

ÿ  FOR       ÿ  AGAINST       ÿ   ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement and revokes all proxies heretofore given by the undersigned.

Please sign exactly as name appears below.   When shares are held by joint tenants, both should sign.   When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership please sign in partnership name by authorized person.

DATED: ___________________________________________,  2012

________________________________________________________
Signature

________________________________________________________
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE